COMPX DECLARES REGULAR QUARTERLY DIVIDEND

DALLAS, TEXAS . . . October 30, 2013 . . . CompX International Inc. (NYSE MKT:  CIX) announced today that its board of directors has declared CompX’s regular quarterly dividend of five cents ($0.05) per share on its class A and class B common stock, payable on December 17, 2013 to stockholders of record at the close of business on December 5, 2013.

CompX is a leading manufacturer of security products and recreational marine components.

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